EXHIBIT 99.2

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2011	2010	2011	2010
Net sales and operating revenues	$941.9	$962.3	$1,959.3	$1,954.0
Cost of products sold (includes depreciation amounts of $1.9 million, $1.9 million, $3.6 million and $3.9 million, respectively)	509.8	505.1	1,072.8	1,030.3
Gross profit	432.1	457.2	886.5	923.7

Operating expenses:
Selling, general and administrative	364.3	347.0	734.9	710.4
Depreciation and amortization	18.3	19.2	36.6	39.1
Impairment of long-lived assets	0.6	0.4	1.0	0.7
Total operating expenses	383.2	366.6	772.5	750.2

Operating income	48.9	90.6	114.0	173.5

Interest income	0.5	0.7	0.8	1.3
Interest expense	(10.9)	(10.7)	(20.6)	(20.6)
Other loss	--	--	(4.1)	--

Income from continuing operations before income taxes	38.5	80.6	90.1	154.2
Income tax expense	15.0	31.1	35.2	59.4

Income from continuing operations	23.5	49.5	54.9	94.8
Discontinued operations, net of income taxes	1.4	3.5	5.1	8.3

Net income	$24.9	$53.0	$60.0	$103.1

Basic net income per share:
Income per share from continuing operations	$0.23	$0.39	$0.52	$0.75
Income per share from discontinued operations	0.01	0.03	0.05	0.07
Net income per share (basic)	$0.24	$0.42	$0.57	$0.82

Diluted net income per share:
Income per share from continuing operations	$0.23	$0.39	$0.52	$0.74
Income per share from discontinued operations	0.01	0.02	0.05	0.07
Net income per share (diluted)	$0.24	$0.41	$0.57	$0.81

Shares used in computing net income per share:

Basic	103.7	125.8	104.9	125.8

Diluted	104.6	128.2	105.9	128.0

The accompanying notes are an integral part of these consolidated financial statements.

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(In millions, except for share amounts)	June 30, 2011	December 31, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$552.2	$569.4	$931.1
Accounts and notes receivable, net	278.4	377.5	311.9
Inventories	727.2	723.7	646.2
Other current assets	104.4	108.1	122.8
Total current assets	1,662.2	1,778.7	2,012.0

Property, plant and equipment, net	274.5	274.3	263.4
Goodwill, net	43.3	41.2	39.8
Other assets, net	84.3	81.2	80.5
Total assets	$2,064.3	$2,175.4	$2,395.7

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$--	$308.0	$309.5
Accounts payable	225.4	272.4	220.3
Accrued expenses and other current liabilities	265.4	318.0	287.4
Income taxes payable	9.4	9.7	7.4
Total current liabilities	500.2	908.1	824.6

Long-term debt, excluding current maturities	662.2	331.8	324.1
Other non-current liabilities	93.9	93.0	87.5
Total liabilities	1,256.3	1,332.9	1,236.2

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized:
Series A junior participating, 300,000 shares designated and none issued	--	--	--
Common stock, $1 par value, 650,000,000 shares authorized; 146,033,000, 146,033,000, and 191,033,000 shares issued, respectively	146.0	146.0	191.0
Additional paid-in capital	142.0	147.3	165.4
Retained earnings	1,562.5	1,502.5	2,427.0
Treasury stock, at cost; 46,254,000, 40,260,000, and 65,645,000 shares, respectively	(1,041.6)	(949.0)	(1,617.6)
Accumulated other comprehensive loss	(0.9)	(4.3)	(6.3)
Total stockholders’ equity	808.0	842.5	1,159.5
Total liabilities and stockholders’ equity	$2,064.3	$2,175.4	$2,395.7

The accompanying notes are an integral part of these consolidated financial statements.

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended
	June 30,
(In millions)	2011	2010
Cash flows from operating activities:
Net income	$60.0	$103.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	40.6	43.4
Amortization of discount on convertible notes	7.9	7.3
Impairment of long-lived assets	1.0	0.7
Stock-based compensation	2.9	7.5
Other non-cash items	5.7	8.0
Changes in operating assets and liabilities:
Accounts and notes receivable	99.5	11.0
Inventories	(2.1)	38.6
Other current assets	6.3	(4.2)
Accounts payable, accrued expenses, income taxes payable and other	(120.3)	(173.4)
Net cash provided by operating activities	101.5	42.0

Cash flows from investing activities:
Additions to property, plant and equipment	(41.5)	(25.7)
Proceeds from sale of property, plant and equipment	--	0.1
Net cash used in investing activities	(41.5)	(25.6)

Cash flows from financing activities:
Issuance of long-term notes	322.5	--
Long-term notes issuance costs	(6.2)	--
Repayments of borrowings	(306.8)	--
Purchases of treasury stock	(101.4)	--
Changes in cash overdrafts	12.6	5.2
Proceeds from exercise of stock options	2.1	1.3
Net cash (used in) provided by financing activities	(77.2)	6.5

Net (decrease) increase in cash and cash equivalents	(17.2)	22.9
Cash and cash equivalents, beginning of period	569.4	908.2
Cash and cash equivalents, end of period	$552.2	$931.1

The accompanying notes are an integral part of these consolidated financial statements.

RADIOSHACK CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 – BASIS OF PRESENTATION

Throughout this report, the terms “our,” “we,” “us,” “Company,” and “RadioShack” refer to RadioShack Corporation, including its subsidiaries. We prepared the accompanying unaudited interim consolidated financial statements, which include the accounts of RadioShack Corporation and all majority-owned domestic and foreign subsidiaries, in accordance with the rules of the Securities and Exchange Commission (“SEC”). Accordingly, we did not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. In management’s opinion, all adjustments of a normal recurring nature considered necessary for a fair statement are included. However, our operating results for the three and six month periods ended June 30, 2011 and 2010, do not necessarily indicate the results you might expect for the full year. For further information, refer to our consolidated financial statements and management's discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the year ended December 31, 2010.

NOTE 2 – DISCONTINUED OPERATIONS

We account for closed stores or kiosks as discontinued operations when the operations and cash flows of a store or kiosk being disposed of are eliminated from ongoing operations and we do not have any significant continuing involvement in its operations. In reaching the determination as to whether the cash flows of a store or kiosk will be eliminated from our ongoing operations, we consider whether it is likely that customers will migrate to our other retail locations in the same geographic market.

All of our remaining kiosks located in Sam’s Club stores were transitioned to Sam’s Club by June 30, 2011. We determined that the cash flows from these kiosks have been eliminated from our ongoing operations. Therefore, these operations were reclassified from the kiosks segment to discontinued operations in the second quarter. The operating results of these kiosks are presented in the consolidated statements of income as discontinued operations, net of income taxes, for all periods presented.

We incurred no significant gain or loss associated with the transition of these kiosks to Sam’s Club. We redeployed substantially all of our Sam’s Club kiosk employees to nearby RadioShack stores or Target Mobile centers, and we redistributed our Sam’s Club kiosk inventory to our remaining retail channels. Net sales and operating revenues related to these discontinued operations were $17.0 million for the second quarter and $62.9 million for the first six months of 2011, compared with $49.1 million and $99.1 million, respectively, for the same periods last year. Income before income taxes for these discontinued operations was $2.4 million for the second quarter and $8.4 million for the first six months of 2011, compared with $5.7 million and $13.6 million, respectively, for the same periods last year. We anticipate that the results of our discontinued operations will be insignificant in future periods.

NOTE 3 – INDEBTEDNESS AND BORROWING FACILITIES

2016 Credit Facility: On January 4, 2011, we terminated our $325 million credit facility and entered into a five-year, $450 million revolving credit agreement (“2016 Credit Facility”) with a group of lenders with Bank of America, N.A., as administrative agent. The 2016 Credit Facility expires on January 4, 2016. The 2016 Credit Facility may be used for general corporate purposes and the issuance of letters of credit. This facility is collateralized by substantially all of the Company’s inventory, accounts receivable, cash and cash equivalents, and certain other personal property, and is guaranteed by certain of our domestic subsidiaries.

Borrowings under the 2016 Credit Facility are subject to a borrowing base of certain collateralized assets and bear interest at a bank’s prime rate plus 1.25% to 1.75% or LIBOR plus 2.25% to 2.75%. The applicable rates in these ranges are based on the aggregate average availability under the facility.

The 2016 Credit Facility also contains a $150 million sub-limit for the issuance of standby and commercial letters of credit. The issuance of letters of credit reduces the amount available under the facility. Letter of credit fees are 2.25% to 2.75% for standby letters of credit or 1.125% to 1.375% for commercial letters of credit.

We pay commitment fees to the lenders at an annual rate of 0.50% of the unused amount of the facility. As of June 30, 2011, no borrowings had been made under the facility, and letters of credit totaling $31.3 million had been issued.

The 2016 Credit Facility contains affirmative and negative covenants that, among other things, restrict certain payments, including dividends and share repurchases. Also, we will be subject to a minimum consolidated fixed charge coverage ratio if our unused amount under the facility is less than the greater of 12.5% of the maximum borrowing amount and $45.0 million.

We are generally free to pay dividends and repurchase shares as long as the current and projected unused amount under the facility is greater than 17.5% of the maximum borrowing amount and the minimum consolidated fixed charge coverage ratio is maintained. We may pay dividends and repurchase shares without regard to the Company's consolidated fixed charge coverage ratio as long as the current and projected unused amount under the facility is greater than 75% of the maximum borrowing amount and cash on hand is used for the dividends or share repurchases.

2019 Notes: On May 3, 2011, we sold $325 million principal amount of senior unsecured notes due May 15, 2019 (“2019 Notes”) in a private offering to qualified institutional buyers under SEC Rule 144A. The 2019 Notes will pay interest at a stated fixed rate of 6.75% per year. Interest will be paid on a semi-annual basis on May 15 and November 15 of each year, beginning November 15, 2011. Net proceeds from the sale of the 2019 Notes were $316.3 million, after an initial issuance discount of approximately $2.5 million and other transaction costs. The effective annualized interest rate of the 2019 Notes after giving effect to the original issuance discount is 6.875%.

The 2019 Notes are guaranteed by all of our domestic subsidiaries except Tandy Life Insurance Company. The 2019 Notes and the guarantees will be our general unsecured senior obligations and, therefore, will be subordinated to all of our and the guarantors’ existing and future collateralized debt to the extent of the assets collateralizing that debt. In addition, the 2019 Notes will be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the 2019 Notes, to the extent of the assets of those subsidiaries.

The 2019 Notes contain covenants that could, in certain circumstances, limit our ability to issue additional debt, repurchase shares of our common stock, or make certain other restricted payments. At June 30, 2011, we were in compliance with these covenants.

2011 Notes: In March 2011, we redeemed all of our 7.375% notes that would have matured on May 15, 2011 (“2011 Notes”). The redemption of these notes resulted in a loss on extinguishment of debt of $4.1 million, which was classified as other loss on our consolidated statements of income.

NOTE 4 – SHARE REPURCHASES

During the second quarter of 2011, we paid $101.4 million to purchase 6.3 million shares of our common stock in open market purchases. These purchases complete our $610 million share repurchase authorization.

NOTE 5 – PLANT CLOSURE

During the second quarter we ceased production operations in our Chinese manufacturing plant. Since production operations ceased, we have continued to acquire inventory similar to that previously produced by this facility from alternative product sourcing channels. In conjunction with the plant closing, we incurred total costs of $10.2 million for the first six months of 2011. We incurred $7.1 million in compensation expense for severance packages for the termination of approximately 1,500 employees. We recorded a foreign currency exchange loss of $1.5 million related to the reversal of our foreign currency cumulative translation adjustment, which is classified as a selling, general and administrative expense. We also recorded an inventory valuation loss of $1.2 million, which is classified as additional cost of products sold, and accelerated depreciation of $0.4 million. Future costs to manage the liquidation, which are not expected to be significant, will be expensed as incurred and will include compensation expense such as retention bonuses for the remaining employees, rent expense, and professional fees.

NOTE 6 – NET INCOME PER SHARE

Basic net income per share is computed based on the weighted average number of common shares outstanding for each period presented. Diluted net income per share reflects the potential dilution that would have occurred if securities or other contracts to issue common stock were exercised, converted, or resulted in the issuance of common stock that would have then shared in our earnings.

The following table reconciles the numerator and denominator used in the basic and diluted net income per share calculations for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2011	2010	2011	2010

Numerator:
Income from continuing operations	$23.5	$49.5	$54.9	$94.8
Discontinued operations, net of taxes	1.4	3.5	5.1	8.3
Net income	$24.9	$53.0	$60.0	$103.1

Denominator:
Weighted-average common shares outstanding	103.7	125.8	104.9	125.8
Dilutive effect of stock-based awards	0.9	2.4	1.0	2.2
Weighted average shares for diluted net income per share	104.6	128.2	105.9	128.0

The following table includes common stock equivalents that were not included in the calculation of diluted net income per share for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2011	2010	2011	2010

Employee stock options (1)	2.3	1.9	2.3	2.0
Warrants to purchase common stock (1)	15.5	15.5	15.5	15.5
Convertible debt instruments (2)	15.5	15.5	15.5	15.5

(1)
These common stock equivalents were excluded because their exercise prices ($36.60 per share for the warrants) exceeded the average market price of our common stock during these periods, and the effect of their inclusion would be antidilutive. These securities could be dilutive in future periods.

(2)
These common stock equivalents were excluded because the conversion price ($24.25 per share) exceeded the average market price of our common stock during these periods, and the effect of their inclusion would be antidilutive. These securities could be dilutive in future periods.

NOTE 7 – COMPREHENSIVE INCOME

Comprehensive income was $26.3 million for the second quarter and $63.4 million for the first six months of 2011, compared with $49.7 million and $103.3 million, respectively, for the same periods last year. In addition to net income, the other components of comprehensive income, all net of tax, were foreign currency translation adjustments and the amortization of a prior-year gain on a cash flow hedge.

NOTE 8 – DERIVATIVE FINANCIAL INSTRUMENTS

We enter into derivative instruments for risk management purposes only, including derivatives designated as hedging instruments under the Financial Accounting Standards Board’s (“FASB”) accounting guidance on the accounting for derivative instruments and hedging activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. To qualify for hedge accounting, derivatives must meet defined correlation and effectiveness criteria, be designated as a hedge, and result in cash flows and financial statement effects that substantially offset those of the position being hedged.

By using these derivative instruments, we expose ourselves, from time to time, to credit risk and market risk. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. We minimize this credit risk by entering into transactions with high quality counterparties and do not anticipate significant losses due to our counterparties’ nonperformance. Market risk is the adverse effect on the value of a financial instrument that results from a change in the rate or value of the underlying item being hedged. We minimize this market risk by establishing and monitoring internal controls over our hedging activities, which include policies and procedures that limit the types and degree of market risk that may be undertaken.

Interest Rate Swap Agreements: We previously used interest rate-related derivative instruments to manage our exposure to fluctuations of interest rates. In June and August 2003, we entered into interest rate swap agreements with underlying notional amounts of debt of $100 million and $50 million, respectively, and both matured in May 2011. These swaps effectively converted a portion of our long-term fixed rate debt to a variable rate. We entered into these agreements to balance our fixed versus floating rate debt portfolio to continue to take advantage of lower short-term interest rates. Under these agreements, we contracted to pay a variable rate of LIBOR plus a markup and to receive an annual fixed rate of 7.375%.

The final measurement date on these contracts was February 15, 2011. Therefore, the cash flows from the contracts were fixed through their expiration dates and ceased fluctuating with interest rate changes after that date.

We held these instruments until their maturities in May 2011. Changes in fair value of these instruments were recorded in earnings as an adjustment to interest expense. These adjustments resulted in increases in interest expense of $0.6 million for the second quarter and $1.9 million for the first six months of 2011, compared with $1.0 million and $1.4 million, respectively, for the same periods last year.

NOTE 9 – FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

		Basis of Fair Value Measurements
	Fair Value of Assets	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

(In millions)

As of December 31, 2010
Derivatives Not Designated as Hedging Instruments:
Interest rate swaps (1) (2)	$1.9	--	$1.9	--

As of June 30, 2010
Derivatives Not Designated as Hedging Instruments:
Interest rate swaps (1) (2)	$3.8	--	$3.8	--

(1)	These interest rate swaps served as economic hedges on our 2011 Notes and expired in May 2011.
(2)	Included in other current assets

The FASB’s accounting guidance utilizes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value into three broad levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities

•
Level 2: Inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions

The fair values of our interest rate swaps are the estimated amounts we would have received to settle the agreements. Other financial instruments not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and long-term debt. With the exception of long-term debt, the financial statement carrying amounts of these items approximate their fair values due to their short-term nature. Estimated fair values for long-term debt have been determined using recent trading activity and/or bid/ask spreads.

Carrying amounts and the related estimated fair value of our debt financial instruments are as follows:

	June 30, 2011		December 31, 2010
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Total debt	$662.2	$693.3	$639.8	$713.1

The fair value of our 2.5% convertible notes due in 2013 was $377.6 million at June 30, 2011, compared with $400.7 million at December 31, 2010. The fair value of the 2019 Notes was $314.7 million at June 30, 2011. The fair value of the 2011 Notes was $311.4 million at December 31, 2010.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

		Basis of Fair Value Measurements
	Fair Value of Assets (Liabilities)	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

(In millions)

Three Months Ended June 30, 2011
Long-lived assets held and used	$0.3	--	--	$0.3

For the three months ended June 30, 2011, long-lived assets held and used in certain locations of our U.S. RadioShack company-operated stores segment with a total carrying value of $0.9 million were written down to their fair value of $0.3 million, resulting in an impairment charge of $0.6 million that was included in earnings for the period. The inputs used to calculate the fair value of these long-lived assets included the projected cash flows and a risk-adjusted rate of return that we estimated would be used by a market participant in valuing these assets.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Brookler v. RadioShack Corporation: On October 10, 2008, the Los Angeles County Superior Court granted our second Motion for Class Decertification in the class action lawsuit of Brookler v. RadioShack Corporation. Plaintiffs’ claims that we violated California's wage and hour laws relating to meal periods were originally certified as a class action on February 8, 2006. Our first Motion for Decertification of the class was denied on August 29, 2007. After a California Appellate Court's favorable decision in the similar case of Brinker Restaurant Corporation v. Superior Court, we again sought class decertification. Based on the California Appellate Court’s decision in Brinker, the trial court granted our second motion. The plaintiffs in Brookler have appealed this ruling. Due to the unsettled nature of California state law regarding the employers’ standard of liability for meal periods, we and the Brookler plaintiffs requested that the California appellate court stay its ruling on the plaintiffs’ appeal of the class decertification ruling, pending the California Supreme Court’s decision in Brinker. The appellate court denied this joint motion and then heard oral arguments for this matter on August 5, 2010. On August 26, 2010, the Court of Appeals reversed the trial court’s decertification of the class, and our Petition for Rehearing was denied on September 14, 2010. On September 28, 2010, we filed a Petition for Review with the California Supreme Court, which granted review and placed the matter on hold pending its decision in the Brinker matter. The outcome of this action is uncertain and the ultimate resolution of this matter could have a material adverse effect on our financial position, results of operations, and cash flows in the period in which any such resolution is recorded.

T-Mobile: We previously notified T-Mobile that it had breached its agreement with us through which we offer T-Mobile wireless products and services in our U.S. company-operated stores. On July 26, 2011, we announced that we will cease offering T-Mobile wireless products and services in those stores on September 14, 2011. See Note 12, “Subsequent Events,” for more information regarding these developments.

Song-Beverly Credit Card Act: In November 2010, RadioShack received the first of four putative class action lawsuits in California (Sosinov v. RadioShack, Los Angeles Superior Court; Bitter v. RadioShack, Federal District Court, Central District of California; Moreno v. RadioShack, Federal District Court, Southern District of California; and Grant v. RadioShack, San Francisco Superior Court), seeking damages under California’s Song-Beverly Credit Card Act (the “Act”). Plaintiffs claim that under one section of the Act, retailers such as RadioShack are prohibited from recording certain personal identification information regarding their customers while processing credit card transactions unless certain statutory exceptions are applicable. The Act states that any person who violates this section shall be subject to a civil penalty not to exceed two hundred fifty dollars ($250) for the first violation and one thousand dollars ($1,000) for each subsequent violation. In each matter, plaintiffs allege that RadioShack violated the Act by asking them for personal identification information and then recording it. These matters are in an early stage and discovery has just begun. We are defending these matters, but are unable to determine their likely outcome.

We have various other pending claims, lawsuits, disputes with third parties, investigations and actions incidental to the operation of our business. Although occasional adverse settlements or resolutions may occur and negatively affect earnings in the period or year of settlement, it is our belief that their ultimate resolution will not materially adversely affect our financial position or liquidity.

NOTE 11 – SEGMENT REPORTING

The U.S. RadioShack company-operated stores segment consists solely of our 4,463 U.S. company-operated retail stores, all operating under the RadioShack brand name. Our kiosk operations consist of our network of 1,481 kiosks located in Target stores. We previously elected to separately present the results of our kiosk operations; however, in conjunction with the reclassification of our Sam’s Club kiosks to discontinued operations, we have included the results of our remaining kiosks with those of our other business activities that do not meet the quantitative thresholds for separate disclosure. We evaluate the performance of our segments based on operating income, which is defined as sales less cost of products sold and certain direct operating expenses, including labor, rent, and occupancy costs. Asset balances by segment have not been included in the table below, as these are managed on a company-wide level and are not fully allocated to segments for management reporting purposes. Amounts in the other category reflect our business activities that are not separately reportable, which include sales through our kiosks, sales to our independent dealers, sales generated by our www.radioshack.com website and our Mexican subsidiary, sales to commercial customers, and sales to other third parties through our global sourcing and manufacturing operations.

Revenue by reportable segment is as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2011	2010	2011	2010
U.S. RadioShack company-operated stores	$797.8	$873.9	$1,693.0	$1,773.6
Other	144.1	88.4	266.3	180.4
	$941.9	$962.3	$1,959.3	$1,954.0

Operating income by reportable segment and the reconciliation to income from continuing operations before income taxes are as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2011	2010	2011	2010
U.S. RadioShack company-operated stores	$137.1	$161.5	$289.1	$325.3
Other (1)	(6.1)	8.9	(4.5)	19.5
	131.0	170.4	284.6	344.8

Unallocated (2)	(82.1)	(79.8)	(170.6)	(171.3)
Operating income	48.9	90.6	114.0	173.5

Interest income	0.5	0.7	0.8	1.3
Interest expense	(10.9)	(10.7)	(20.6)	(20.6)
Other loss	--	--	(4.1)	--
Income from continuing operations before income taxes	$38.5	$80.6	$90.1	$154.2

(1)	Includes a net loss on the closing of our Chinese manufacturing plant of $8.7 million and $10.2 million for the three and six month periods ended June 30, 2011, respectively.
(2)
The unallocated category included in operating income relates to our overhead and corporate expenses that are not allocated to our operating segments for management reporting purposes. Unallocated costs include corporate departmental expenses such as labor and benefits, advertising, insurance, distribution, and information technology costs, plus certain unusual or infrequent gains or losses.

NOTE 12 – SUBSEQUENT EVENTS

On July 26, 2011, we announced that we will begin offering Verizon Wireless products and services in our U.S. company-operated stores beginning on September 15, 2011, and that we will cease offering T-Mobile wireless products and services in our U.S. company-operated stores on September 14, 2011. In conjunction with this transition, we recognized a $3.0 million inventory valuation loss in the second quarter with respect to T-Mobile wireless handsets we had on hand at June 30, 2011, which was classified as additional cost of products sold. Furthermore, in conjunction with this transition, we will incur an additional charge to earnings of approximately $23 million in the third quarter of 2011 relating to a payment to T-Mobile and an estimated additional inventory valuation loss for handsets purchased after June 30, 2011. We will continue to offer T-Mobile postpaid wireless products and services in approximately 680 of the Target Mobile centers we operate.

NOTE 13 – QUARTERLY DATA

The following tables present our quarterly results for certain prior periods after giving effect to the reclassification of our Sam’s Club kiosks from our kiosks segment to discontinued operations. As our operations are predominantly retail oriented, our business is subject to seasonal fluctuations, with the fourth quarter generally being the most significant in terms of sales and profits because of the winter holiday selling season.

	Three Months Ended
(In millions, except per share amounts)	March 31, 2011	June 30, 2011

Net sales and operating revenues	$1,017.4	$941.9
Cost of products sold	563.0	509.8
Gross profit	454.4	432.1

Operating expenses:
Selling, general and administrative	370.6	364.3
Depreciation and amortization	18.3	18.3
Impairment of long-lived assets	0.4	0.6
Total operating expenses	389.3	383.2

Operating income	65.1	48.9

Interest income	0.3	0.5
Interest expense	(9.7)	(10.9)
Other loss	(4.1)	--

Income from continuing operations before income taxes	51.6	38.5
Income tax expense	20.2	15.0

Income from continuing operations	31.4	23.5
Discontinued operations, net of income taxes	3.7	1.4

Net income	$35.1	$24.9

Basic net income per share:
Income per share from continuing operations	$0.30	$0.23
Income per share from discontinued operations	0.03	0.01
Net income per share (basic)	$0.33	$0.24

Diluted net income per share:
Income per share from continuing operations	$0.30	$0.23
Income per share from discontinued operations	0.03	0.01
Net income per share (diluted)	$0.33	$0.24

Shares used in computing net income per share:

Basic	106.2	103.7

Diluted	107.4	104.6

	Three Months Ended
(In millions, except per share amounts)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010

Net sales and operating revenues	$991.7	$962.3	$1,002.0	$1,309.8
Cost of products sold	525.2	505.1	549.0	772.8
Gross profit	466.5	457.2	453.0	537.0

Operating expenses:
Selling, general and administrative	363.4	347.0	352.5	420.9
Depreciation and amortization	19.9	19.2	18.3	18.3
Impairment of long-lived assets	0.3	0.4	2.4	0.9
Total operating expenses	383.6	366.6	373.2	440.1

Operating income	82.9	90.6	79.8	96.9

Interest income	0.6	0.7	0.8	0.5
Interest expense	(9.9)	(10.7)	(10.4)	(10.9)

Income from continuing operations before income taxes	73.6	80.6	70.2	86.5
Income tax expense	28.3	31.1	27.4	33.4

Income from continuing operations	45.3	49.5	42.8	53.1
Discontinued operations, net of income taxes	4.8	3.5	3.2	3.9

Net income	$50.1	$53.0	$46.0	$57.0

Basic net income per share:
Income per share from continuing operations	$0.36	$0.39	$0.35	$0.48
Income per share from discontinued operations	0.04	0.03	0.03	0.04
Net income per share (basic)	$0.40	$0.42	$0.38	$0.52

Diluted net income per share:
Income per share from continuing operations	$0.35	$0.39	$0.35	$0.47
Income per share from discontinued operations	0.04	0.02	0.02	0.04
Net income per share (diluted)	$0.39	$0.41	$0.37	$0.51

Shares used in computing net income per share:

Basic	125.7	125.8	121.0	109.8

Diluted	127.9	128.2	123.1	111.9

	Three Months Ended
(In millions, except per share amounts)	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009

Net sales and operating revenues	$956.1	$919.7	$938.9	$1,258.9
Cost of products sold	509.3	496.3	489.8	705.1
Gross profit	446.8	423.4	449.1	553.8

Operating expenses:
Selling, general and administrative	346.8	318.3	363.1	406.8
Depreciation and amortization	20.6	20.3	19.8	20.4
Impairment of long-lived assets	0.2	0.3	0.5	0.5
Total operating expenses	367.6	338.9	383.4	427.7

Operating income	79.2	84.5	65.7	126.1

Interest income	1.5	1.5	0.9	0.9
Interest expense	(11.5)	(11.1)	(11.2)	(10.3)
Other loss	--	--	(1.6)	--

Income from continuing operations before income taxes	69.2	74.9	53.8	116.7
Income tax expense	26.6	28.1	18.7	44.7

Income from continuing operations	42.6	46.8	35.1	72.0
Discontinued operations, net of income taxes	0.5	2.0	2.3	3.7

Net income	$43.1	$48.8	$37.4	$75.7

Basic net income per share:
Income per share from continuing operations	$0.34	$0.37	$0.28	$0.57
Income per share from discontinued operations	--	0.02	0.02	0.03
Net income per share (basic)	$0.34	$0.39	$0.30	$0.60

Diluted net income per share:
Income per share from continuing operations	$0.34	$0.37	$0.28	$0.57
Income per share from discontinued operations	--	0.02	0.02	0.03
Net income per share (diluted)	$0.34	$0.39	$0.30	$0.60

Shares used in computing net income per share:

Basic	125.4	125.4	125.5	125.5

Diluted	125.4	125.8	126.3	127.1

The sum of the quarterly net income per share amounts may not total to each full year amount because these computations are made independently for each quarter and for the full year and take into account the weighted average number of common stock equivalent shares outstanding for each period, including the effect of dilutive securities for that period.

NOTE 14 – SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

The obligation to pay principal and interest on the 2019 Notes is jointly and severally guaranteed on a full and unconditional basis by all of our wholly-owned domestic subsidiaries except Tandy Life Insurance Company. The following condensed consolidating financial information represents the financial information of RadioShack Corporation, its guarantor subsidiaries, and its non-guarantor subsidiaries prepared on the equity basis of accounting. Earnings of subsidiaries are, therefore, reflected in the parent company's investment accounts and earnings. The elimination entries primarily eliminate investments in subsidiaries and intercompany balances and transactions. The non-guarantor subsidiaries are comprised of the foreign subsidiaries of the Company and Tandy Life Insurance Company. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the guarantor or non-guarantor subsidiaries operated as independent entities.

Condensed Consolidating Statements of Income (unaudited)

For the Three Months Ended June 30, 2011

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net sales and operating revenues	$927.9	$802.1	$37.6	$(825.7)	$941.9
Cost of products sold	573.7	734.0	27.8	(825.7)	509.8
Gross profit	354.2	68.1	9.8	--	432.1

Operating expenses:
Selling, general and administrative	320.7	25.7	17.9	--	364.3
Depreciation and amortization	16.6	0.8	0.9	--	18.3
Impairment of long-lived assets	0.6	--	--	--	0.6
Total operating expenses	337.9	26.5	18.8	--	383.2

Operating income (loss)	16.3	41.6	(9.0)	--	48.9

Interest income	0.2	2.4	1.4	(3.5)	0.5
Interest expense	(14.4)	--	--	3.5	(10.9)

Income (loss) from continuing operations before income taxes	2.1	44.0	(7.6)	--	38.5
Income tax (benefit) expense	(2.2)	16.6	0.6	--	15.0
Equity in earnings of subsidiaries, net of income taxes	20.6	(9.0)	--	(11.6)	--

Income (loss) from continuing operations	24.9	18.4	(8.2)	(11.6)	23.5
Discontinued operations, net of income taxes	--	1.4	--	--	1.4

Net income (loss)	$24.9	$19.8	$(8.2)	$(11.6)	$24.9

Condensed Consolidating Statements of Income (unaudited)

For the Three Months Ended June 30, 2010

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net sales and operating revenues	$969.1	$748.3	$32.6	$(787.7)	$962.3
Cost of products sold	576.7	692.3	23.8	(787.7)	505.1
Gross profit	392.4	56.0	8.8	--	457.2

Operating expenses:
Selling, general and administrative	332.6	4.5	9.9	--	347.0
Depreciation and amortization	18.4	0.4	0.4	--	19.2
Impairment of long-lived assets	0.4	--	--	--	0.4
Total operating expenses	351.4	4.9	10.3	--	366.6

Operating income (loss)	41.0	51.1	(1.5)	--	90.6

Interest income	0.4	2.4	1.4	(3.5)	0.7
Interest expense	(14.2)	--	--	3.5	(10.7)

Income (loss) from continuing operations before income taxes	27.2	53.5	(0.1)	--	80.6
Income tax expense (benefit)	11.4	19.8	(0.1)	--	31.1
Equity in earnings of subsidiaries, net of income taxes	37.2	(0.5)	--	(36.7)	--

Income from continuing operations	53.0	33.2	--	(36.7)	49.5
Discontinued operations, net of income taxes	--	3.5	--	--	3.5

Net income	$53.0	$36.7	$--	$(36.7)	$53.0

Condensed Consolidating Statements of Income (unaudited)

For the Six Months Ended June 30, 2011

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net sales and operating revenues	$1,955.5	$1,696.8	$73.8	$(1,766.8)	$1,959.3
Cost of products sold	1,224.4	1,562.3	52.9	(1,766.8)	1,072.8
Gross profit	731.1	134.5	20.9	--	886.5

Operating expenses:
Selling, general and administrative	660.4	44.6	29.9	--	734.9
Depreciation and amortization	33.5	1.4	1.7	--	36.6
Impairment of long-lived assets	1.0	--	--	--	1.0
Total operating expenses	694.9	46.0	31.6	--	772.5

Operating income (loss)	36.2	88.5	(10.7)	--	114.0

Interest income	0.3	5.2	2.8	(7.5)	0.8
Interest expense	(28.1)	--	--	7.5	(20.6)
Other loss	(4.1)	--	--	--	(4.1)

Income (loss) from continuing operations before income taxes	4.3	93.7	(7.9)	--	90.1
Income tax (benefit) expense	(0.6)	34.6	1.2	--	35.2
Equity in earnings of subsidiaries, net of income taxes	55.1	(10.1)	--	(45.0)	--

Income (loss) from continuing operations	60.0	49.0	(9.1)	(45.0)	54.9
Discontinued operations, net of income taxes	--	5.1	--	--	5.1

Net income (loss)	$60.0	$54.1	$(9.1)	$(45.0)	$60.0

Condensed Consolidating Statements of Income (unaudited)

For the Six Months Ended June 30, 2010

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net sales and operating revenues	$1,965.7	$1,573.0	$66.5	$(1,651.2)	$1,954.0
Cost of products sold	1,177.9	1,455.2	48.4	(1,651.2)	1,030.3
Gross profit	787.8	117.8	18.1	--	923.7

Operating expenses:
Selling, general and administrative	681.8	10.1	18.5	--	710.4
Depreciation and amortization	37.0	1.0	1.1	--	39.1
Impairment of long-lived assets	0.7	--	--	--	0.7
Total operating expenses	719.5	11.1	19.6	--	750.2

Operating income (loss)	68.3	106.7	(1.5)	--	173.5

Interest income	0.5	4.6	2.9	(6.7)	1.3
Interest expense	(27.3)	--	--	6.7	(20.6)

Income from continuing operations before income taxes	41.5	111.3	1.4	--	154.2
Income tax expense	17.6	41.3	0.5	--	59.4
Equity in earnings of subsidiaries, net of income taxes	79.2	--	--	(79.2)	--

Income from continuing operations	103.1	70.0	0.9	(79.2)	94.8
Discontinued operations, net of income taxes	--	8.3	--	--	8.3

Net income	$103.1	$78.3	$0.9	$(79.2)	$103.1

Condensed Consolidating Balance Sheets (unaudited)

At June 30, 2011

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$191.7	$341.1	$19.4	$--	$552.2
Accounts and notes receivable, net	229.7	41.1	7.6	--	278.4
Inventories	635.3	65.1	26.8	--	727.2
Other current assets	97.1	1.7	5.6	--	104.4
Intercompany receivables	--	222.7	--	(222.7)	--
Intercompany notes receivable	--	1,267.0	--	(1,267.0)	--
Total current assets	1,153.8	1,938.7	59.4	(1,489.7)	1,662.2

Property, plant and equipment, net	244.4	21.6	8.5	--	274.5
Goodwill, net	2.9	0.5	39.9	--	43.3
Other assets, net	60.8	13.5	10.0	--	84.3
Investment in subsidiaries	1,973.0	75.6	--	(2,048.6)	--
Total assets	$3,434.9	$2,049.9	$117.8	$(3,538.3)	$2,064.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$182.4	$24.7	$18.3	$--	$225.4
Accrued expenses and other current liabilities	220.6	37.9	6.9	--	265.4
Income taxes payable	8.3	--	1.1	--	9.4
Intercompany payables	219.6	--	3.1	(222.7)	--
Intercompany notes payable	1,267.0	--	--	(1,267.0)	--
Total current liabilities	1,897.9	62.6	29.4	(1,489.7)	500.2

Long-term debt	662.2	--	--	--	662.2
Other non-current liabilities	66.8	26.8	0.3	--	93.9
Total liabilities	2,626.9	89.4	29.7	(1,489.7)	1,256.3

Stockholders’ equity	808.0	1,960.5	88.1	(2,048.6)	808.0
Total liabilities and stockholders’ equity	$3,434.9	$2,049.9	$117.8	$(3,538.3)	$2,064.3

Condensed Consolidating Balance Sheets (unaudited)

At December 31, 2010

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$109.7	$427.4	$32.3	$--	$569.4
Accounts and notes receivable, net	314.7	57.9	4.9	--	377.5
Inventories	650.1	42.9	30.7	--	723.7
Other current assets	100.0	3.0	5.1	--	108.1
Intercompany receivables	--	134.0	9.9	(143.9)	--
Intercompany notes receivable	--	1,224.8	--	(1,224.8)	--
Total current assets	1,174.5	1,890.0	82.9	(1,368.7)	1,778.7

Property, plant and equipment, net	247.3	17.3	9.7	--	274.3
Goodwill, net	2.9	0.5	37.8	--	41.2
Other assets, net	59.9	10.9	10.4	--	81.2
Investment in subsidiaries	1,911.6	81.7	--	(1,993.3)	--
Total assets	$3,396.2	$2,000.4	$140.8	$(3,362.0)	$2,175.4

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$308.0	$--	$--	$--	$308.0
Accounts payable	203.1	33.5	35.8	--	272.4
Accrued expenses and other current liabilities	267.0	40.8	10.2	--	318.0
Income taxes payable	8.3	--	1.4	--	9.7
Intercompany payables	143.9	--	--	(143.9)	--
Intercompany notes payable	1,224.8	--	--	(1,224.8)	--
Total current liabilities	2,155.1	74.3	47.4	(1,368.7)	908.1

Long-term debt, excluding current maturities	331.8	--	--	--	331.8
Other non-current liabilities	66.8	26.0	0.2	--	93.0
Total liabilities	2,553.7	100.3	47.6	(1,368.7)	1,332.9

Stockholders’ equity	842.5	1,900.1	93.2	(1,993.3)	842.5
Total liabilities and stockholders’ equity	$3,396.2	$2,000.4	$140.8	$(3,362.0)	$2,175.4

Condensed Consolidating Balance Sheets (unaudited)

At June 30, 2010

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$84.8	$827.3	$19.0	$--	$931.1
Accounts and notes receivable, net	294.8	15.5	1.6	--	311.9
Inventories	595.9	27.5	22.8	--	646.2
Other current assets	112.6	4.3	5.9	--	122.8
Intercompany receivables	--	234.5	7.0	(241.5)	--
Intercompany notes receivable	--	718.1	--	(718.1)	--
Total current assets	1,088.1	1,827.2	56.3	(959.6)	2,012.0

Property, plant and equipment, net	248.2	6.1	9.1	--	263.4
Goodwill, net	2.8	0.5	36.5	--	39.8
Other assets, net	56.8	12.3	11.4	--	80.5
Investment in subsidiaries	1,819.6	76.7	--	(1,896.3)	--
Total assets	$3,215.5	$1,922.8	$113.3	$(2,855.9)	$2,395.7

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$309.5	$--	$--	$--	$309.5
Accounts payable	155.1	50.0	15.2	--	220.3
Accrued expenses and other current liabilities	239.6	39.9	7.9	--	287.4
Income taxes payable	6.3	--	1.1	--	7.4
Intercompany payables	241.5	--	--	(241.5)	--
Intercompany notes payable	718.1	--	--	(718.1)	--
Total current liabilities	1,670.1	89.9	24.2	(959.6)	824.6

Long-term debt, excluding current maturities	324.1	--	--	--	324.1
Other non-current liabilities	61.8	25.7	--	--	87.5
Total liabilities	2,056.0	115.6	24.2	(959.6)	1,236.2

Stockholders’ equity	1,159.5	1,807.2	89.1	(1,896.3)	1,159.5
Total liabilities and stockholders’ equity	$3,215.5	$1,922.8	$113.3	$(2,855.9)	$2,395.7

Condensed Consolidating Statements of Cash Flows (unaudited)

For the Six Months Ended June 30, 2011

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$72.3	$54.8	$(25.6)	$--	$101.5

Cash flows from investing activities:
Additions to property, plant and equipment	(31.0)	(10.2)	(0.3)	--	(41.5)
Net cash used in investing activities	(31.0)	(10.2)	(0.3)	--	(41.5)

Cash flows from financing activities:
Issuance of long-term notes	322.5	--	--	--	322.5
Long-term notes issuance costs	(6.2)	--	--	--	(6.2)
Repayments of borrowings	(306.8)	--	--	--	(306.8)
Purchases of treasury stock	(101.4)	--	--	--	(101.4)
Changes in cash overdrafts	12.6	--	--	--	12.6
Proceeds from exercise of stock options	2.1	--	--	--	2.1
Change in intercompany receivable/payable	117.9	(130.9)	13.0	--	--
Net cash provided by (used in) financing activities	40.7	(130.9)	13.0	--	(77.2)

Net increase (decrease) in cash and cash equivalents	82.0	(86.3)	(12.9)	--	(17.2)
Cash and cash equivalents, beginning of period	109.7	427.4	32.3	--	569.4
Cash and cash equivalents, end of period	$191.7	$341.1	$19.4	$--	$552.2

Condensed Consolidating Statements of Cash Flows (unaudited)

For the Six Months Ended June 30, 2010

(In millions)	RadioShack Corporation (Parent Co.)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(28.5)	$81.5	$(11.0)	$--	$42.0

Cash flows from investing activities:
Additions to property, plant and equipment	(25.0)	(0.2)	(0.5)	--	(25.7)
Other investing activities	0.1	--	--	--	0.1
Net cash used in investing activities	(24.9)	(0.2)	(0.5)	--	(25.6)

Cash flows from financing activities:
Changes in cash overdrafts	5.2	--	--	--	5.2
Proceeds from exercise of stock options	1.3	--	--	--	1.3
Change in intercompany receivable/payable	53.9	(56.0)	2.1	--	--
Net cash provided by (used in) financing activities	60.4	(56.0)	2.1	--	6.5

Net increase (decrease) in cash and cash equivalents	7.0	25.3	(9.4)	--	22.9
Cash and cash equivalents, beginning of period	77.8	802.0	28.4	--	908.2
Cash and cash equivalents, end of period	$84.8	$827.3	$19.0	$--	$931.1